Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Lockheed Martin Corporation 2003 Incentive Performance Award Plan of our reports dated February 23, 2005, with respect to the consolidated financial statements of Lockheed Martin Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and Lockheed Martin Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Lockheed Martin Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

July 25, 2005